Exhibit 99.1

FOR IMMEDIATE RELEASE

                HOME PROPERTIES REPORTS
     FOURTH QUARTER AND YEAR-END 2001 RESULTS

Fourth Quarter Same-Store NOI Growth 12.9%; FFO Up 9.3%

ROCHESTER, NY, February 8, 2002/PRNewswire/ - Home Properties (NYSE:HME) today released financial results for the quarter and year ending December 31, 2001. All results are reported on a diluted basis.

For the quarter ended December 31, 2001, Funds From Operations (FFO) were $37.1 million, or $.82 per share, compared with $32.6 million, or $.75 per share, for the quarter ended December 31, 2000. These results are in line with analysts' consensus estimates for the quarter and equate to a 14% increase in total FFO over the comparable prior-year period, or a 9.3% increase on a per-share basis. FFO for the year ended December 31, 2001, was $136.6 million, or $3.03 per share, compared with $120.9 million, or $2.94 per share, a 13% increase in total FFO from the prior year and a 3.2% increase on a per-share basis.

Earnings Per Share (EPS) for the quarter ended December 31, 2001, were $.50, compared with $.31 for the quarter ended December 31, 2000, or an increase of 61%. EPS for the year ended December 31, 2001, were $2.11, compared with $1.41 for the year ended December 31, 2000, or an increase of 50%. The reported EPS results include gains and losses from sales of real property and the disposition of the Company's affordable development operations.

FOURTH QUARTER OPERATING RESULTS

For the fourth quarter of 2001, same-property comparisons (for 111 "Core" properties containing 30,802 apartment units owned since January 1, 2000) reflected an increase in rental revenues of 5.4% and a net operating income increase of 12.9% over the fourth quarter of 2000. Property level operating expenses decreased by 5.6%, primarily due to decreases in repairs and maintenance, personnel, advertising, and property insurance costs. These expense decreases were partially offset by increased utility costs. In the fourth quarter of 2001, the Company resolved a legal claim, which reduced Core insurance costs for the period by $1.8 million. The reduction to insurance expense related to the Company's policy year, which commenced November 1, 2000. If the reduction in the insurance expense had been recorded ratably over the year, the net operating income increase for the fourth quarter of 2001 would have been 9.5%, compared with the 12.9% reported. Average economic occupancy for

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                                      -2-

the Core properties was 92.5% during the fourth quarter of 2001, down from 94.7% during the fourth quarter of 2000, with average monthly rental rates increasing 7.9% to $801.

Occupancies for the 8,205 apartment units acquired between January 1, 2000, and December 31, 2001, (the "Recently Acquired Communities") averaged 92.3% during the fourth quarter of 2001, at average monthly rents of $943.

FULL YEAR OPERATING RESULTS

For the year ended December 31, 2001, same property comparisons for the Core properties showed an increase in rental revenues of 6.2% and a net operating income increase of 7.7% over 2000. Property level operating expenses increased by 4.3%, primarily due to increases in natural gas utility expenses, office and telephone, real estate taxes, and snow removal costs. These expense increases were offset in part by reduced repairs and maintenance and property insurance costs. Average economic occupancy for the Core properties decreased from 94.4% to 93.7%, with average monthly rents rising 7.1% to $776.

The yield on the Recently Acquired Communities during 2001 averaged 9.5% on an annualized basis (calculated as the net operating income from the properties, less an allowance for general and administrative expenses equal to 3% of revenues, all divided by the acquisition costs plus capital improvement expenditures in excess of normalized levels).

INTEREST AND DIVIDEND INCOME

Interest and dividend income decreased $1.2 million during the fourth quarter of 2001, of which $0.7 million was the result of decreased levels of financing to affiliates and $0.5 million was attributable to reduced levels of short-term cash investments. To comply with provisions of the REIT Modernization Act, effective March 1, 2001, the Company recapitalized one of its management service affiliates by contributing to capital $23.7 million of loans due from affiliated partnerships. This effectively shifted $432,000 of interest income for the quarter to the Other Income category, as the Company recorded its share of interest income through its equity earnings of affiliates.

DEVELOPMENT AND MANAGEMENT ACTIVITIES

"Other Income" reflects the net contribution from management and development activities after allocating certain overhead and interest


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                                      -3-

expenses. Compared with the fourth quarter of last year, management fee revenues showed no change at $1.4 million (including management fee revenues recognized by both the Company and its management equity affiliates). Development fee income was reduced from $1.2 million in the fourth quarter of 2000 to zero in 2001, offset in part by decreased general and administrative costs of $0.7 million. The Company closed on the sale of its affordable housing development operations on the last day of 2000 for $6.7 million, resulting in no development activity during 2001.

ACQUISITIONS AND DISPOSITIONS

During the fourth quarter of 2001, the Company acquired two communities with a total of 274 apartment units in Northern Virginia. Total consideration was $11.1 million, or an average of $40,500 per unit. The weighted average expected first year cap rate for acquisitions closed in the fourth quarter of 2001 is 10%.

Also during the fourth quarter of 2001, the Company sold two communities with a total of 364 apartment units located in Northern New Jersey and the Hudson Valley in New York for total consideration of $23.7 million, or an average of $65,200 per unit. A gain on sale of approximately $4.2 million was reported in the fourth quarter from disposition of property and business sales. Such gains (losses) are not included in reported FFO results.

For the full year 2001, Home Properties acquired a total of 10 communities with a total of 2,820 units for total consideration of $212.0 million, or an average of approximately $75,200 per unit. For the same time period, the Company sold 14 properties with a total of 2,855 units for total consideration of $122.4 million or an average of $42,900 per unit. The weighted average expected first year cap rate of the acquired communities was 9.3% and of the disposed properties was 9.2%. The weighted average unleveraged internal rate of return (IRR) during the Company's ownership for the properties sold was 15.8%.

Although the Company has acquired properties every year since its initial public offering in 1994, 2001 was the first year of its asset disposition program. The Company's management was very pleased with the success of its strategy to recycle assets by disposing of properties that have reached their potential or are less efficient to operate due to size or remote location, while acquiring properties in targeted geographic regions with higher future growth characteristics. The Company indicated that the timing of sales and acquisitions worked well to avoid dilution and a negative spread in initial cap rates.

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                                      -4-

Subsequent to the end of the fourth quarter, the Company sold six communities with a total of 339 units in Eastern Pennsylvania and Baltimore, Maryland for total consideration of $13.6 million, or an average of $41,100 per unit. The expected weighted average first year cap rate on these sales is 10.5% (before a reserve for capital expenditures). A gain on sale of approximately $500,000 is expected to be reported in the first quarter of 2002 from these sales.

CAPITAL MARKETS ACTIVITIES

During the fourth quarter of 2001, the Company raised $5.6 million by issuing additional shares (at an average cost of $30.68 per share) under its Dividend Reinvestment and Direct Stock Purchase Plan ("DRIP"). Approximately $4.0 million was from reinvested dividends and $1.6 million from optional cash purchases.

As of December 31, 2001, the Company's ratio of debt-to-total market capitalization was 40.9%, with $32.5 million outstanding on its $100 million revolving credit facility and $10.7 million of unrestricted cash on hand. Mortgage debt of $960.4 million was outstanding at fixed rates of interest averaging 7.3% and with staggered maturities averaging approximately 10 years. Interest coverage averaged 3.1 times during the quarter; and the fixed charge ratio, which includes preferred dividends, averaged 2.5 times. During November, 2001, the holder of the Series A Convertible Preferred Stock elected to convert 100% of its preferred stock to common shares.

The Company estimates its net asset value at December 31, 2001, to be approximately $32.70 per share (based on capitalizing the annualized and seasonally adjusted fourth quarter property net operating income at 9.5%, adding a 4% growth factor and deducting a management fee equal to 3% of gross revenues).

REVIEW AND OUTLOOK

The Company expects that FFO for 2002 will be in the range of $3.08 to $3.18 per share, which will produce FFO growth per share of 1.7% to 5.0%. Guidance has been reduced due to lower occupancy at December 31, 2001, than had been anticipated when previous guidance was offered at the end of the 2001 third quarter. The quarterly breakdown for 2002 guidance on FFO results per share is as follows: first quarter $.62 to $.63; second quarter $.79 to $.80; third quarter $.84 to $.88; and fourth quarter $.83 to $.87. Assumptions used for the 2002 projections are included with the supplemental information and will be discussed on the conference call today at


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                                      -5-

11:00 AM Eastern Time. These estimates reflect the impact of market and economic conditions currently experienced by the Company.

According to Norman Leenhouts, Chairman and Co-CEO, "Results for Fourth Quarter 2001 and the full year are excellent, both on an absolute basis and compared to our peers. We are especially pleased with the 21.4% total return to shareholders in 2001, from a dividend yield of 8.3% and a stock price increase of 13.1%. This performance ranked Home Properties fourth in total return among the 18 apartment REITs operating during the year. Even with the challenges of the recession and September 11, our unique operating strategy resulted in 7.1% growth in rental rates for the year, the highest in our Company's history. Same store net operating income for the year grew 7.7%, and we posted a strong FFO increase of 13%. We start 2002 with a solid balance sheet, a proven business strategy, and comparatively good markets, all of which position us well among our peers to weather the challenges of the economy and to provide superior risk-adjusted returns for our shareholders."

CONFERENCE CALL

The Company will conduct a conference call and simultaneous webcast today at 11:00 AM ET to review the information reported in this release. To listen to the call, please dial 800-280-2151. A replay of the call will be available by dialing 800-633-8284 or 858-812-6440 and entering 20150300. Call replay will become available beginning at approximately 1:00 PM Eastern Time and continue for a week. The prepared portion of the conference call presentation will be filed with the SEC on a Form 8-K.

The Company webcast will be available live through the "Investors" section of our web site, www.homeproperties.com, under the heading, "Financial Information", and archived by 2:30 PM.

The Company produces supplemental information that provides details regarding property operations, other income, acquisitions, sales, market geographic breakdown, debt, net asset value, and earnings guidance. The supplemental information is available via the Company's web site or via facsimile upon request.

Tables to follow.

This press release contains forward-looking statements. Although the Company believes expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Factors that may cause actual results to differ include general economic and local real


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                                      -6-


estate conditions, the weather and other conditions that might affect operating expenses, the timely completion of repositioning activities within anticipated budgets, the actual pace of future acquisitions, and continued access to capital to fund growth.

Home Properties, the 10th largest apartment company in the United States, is a fully integrated, self-administered, and self-managed real estate investment trust ("REIT"). With operations in select Northeast, Midwest, and Mid-Atlantic markets, the Company owns, operates, acquires, rehabilitates, and develops apartment communities. Currently, Home Properties operates 285 communities containing 49,247 apartment units. Of these, 38,668 units in 137 communities are owned directly by the Company; 7,979 units are partially owned and managed by the Company as general partner, and 2,600 units are managed for other owners. The Company also manages 2.2 million square feet of commercial space. Home Properties' common stock is traded on the New York Stock Exchange under the symbol "HME" and on the Berlin Stock Exchange under the symbol "HMP GR". For more information, view Home Properties' Web site at www.homeproperties.com.

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HOME PROPERTIES REPORTS FOURTH QUARTER AND YEAR END 2001 RESULTS
FOR IMMEDIATE RELEASE:  FRIDAY, FEBRUARY 8, 2002
PAGE 7




                                        AVG. ECONOMIC
FOURTH QUARTER RESULTS                     OCCUPANCY            Q4 '01                  Q4 '01 VS. Q4 '00
----------------------           ---------------------------    ------     ------------------------------------------
                                                                AVERAGE
                                                                MONTHLY      % RENTAL      % RENTAL
                                                                 RENT/         RATE         REVENUE       % NOI
                                    Q4 '01     Q4 '00           OCC UNIT       GROWTH        GROWTH        GROWTH
                                   -------     ------           --------      -------      ----------     ---------

Core Properties(a)                  92.5%         94.7%           $801         7.9%          5.4%         12.9%

Acquisition Properties(b)           92.3%           NA            $943          NA            NA            NA
                                    -----      ---------          ----          --            --            --

TOTAL PORTFOLIO                     92.4%         94.7%           $830          NA            NA            NA




                                        AVG. ECONOMIC
       FULL YEAR RESULTS                   OCCUPANCY             2001                     2001 VS. 2000
       -----------------         ---------------------------     ----      --------------------------------------
                                                                AVERAGE
                                                                MONTHLY      % RENTAL     % RENTAL
                                                                 RENT/         RATE         REVENUE      % NOI
                                      2001          2000        OCC UNIT       GROWTH        GROWTH       GROWTH
                                     -----         ----         --------       ------        ------       -------


Core Properties(a)                  93.7%         94.4%           $776         7.1%          6.2%          7.7%

Acquisition Properties(B)           93.3%            NA           $899          NA            NA            NA
                                    -----      ----------         ----          --            --            --

TOTAL PORTFOLIO                     93.6%         94.5%           $798          NA            NA            NA



(a) Core Properties includes 111 properties with 30,802 apartment units owned since January 1, 2000.

(b) Reflects 32 properties with 8,205 apartment units acquired subsequent to January 1, 2000.


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HOME PROPERTIES REPORTS FOURTH QUARTER AND YEAR END 2001 RESULTS
FOR IMMEDIATE RELEASE:  FRIDAY, FEBRUARY 8, 2002
PAGE 8



                                                     HOME PROPERTIES OF NEW YORK, INC.
                                               SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
                                        (in thousands, except share and per share data - Unaudited)

                                                                   THREE MONTHS ENDED              YEAR ENDED
                                                                       DECEMBER 31                 DECEMBER 31
                                                                       -----------                 -----------
                                                                   2001          2000          2001          2000
                                                                   ----          ----          ----          ----
Rental income                                                    $  89,977     $  80,821      $348,914      $298,860
Other income - property related                                      3,603         3,309        13,319        11,389
Interest and dividend income                                           466         1,711         3,014         7,746
Other income                                                           666           672         2,276          1,053
                                                                ----------     ---------     ---------   ------------
     Total revenues                                                 94,712        86,513       367,523       319,048
                                                                  --------      --------       -------       -------
Operating and maintenance                                           34,681        35,172       145,558       128,034
General and administrative                                           5,340         3,436        18,614        13,235
Interest                                                            17,390        15,270        66,446        56,792
Depreciation and amortization                                       17,504        14,635        64,890        52,430
                                                                  --------      --------      --------      --------
     Total expenses                                                 74,915        68,513       295,508       250,491
                                                                  --------      --------       -------       -------
Income before gain (loss) on disposition of property and
     business, minority interest, and extraordinary item            19,797        18,000        72,015        68,557
Gain (loss) on disposition of property and business                  4,156     (     969)       26,241   (      1,386)
                                                                  --------    -----------     --------   ------------
Income before minority interest and extraordinary item              23,953        17,031        98,256        67,171
Minority interest                                                    8,124         6,495        33,682        25,715
                                                                  --------     ---------     ---------      --------
Net income before extraordinary item                                15,829        10,536        64,574        41,456
Extraordinary item, prepayment penalties, net of $48
     allocable to minority interest                            (        68)           --   (        68)           --
                                                               ------------  ------------- -----------   -----------
Net income                                                          15,761        10,536        64,506        41,456
Preferred dividends                                              (   4,189)    (   3,926)   (   17,681)   (   12,178)
                                                                 ---------     ---------    ----------    ----------

Net income available to common shareholders                        $11,572      $  6,610     $  46,825     $  29,278
                                                                   =======      ========     =========     =========


Reconciliation from net income available to common shareholders to Funds From Operations:

Net income available to common shareholders                        $11,572        $6,610       $46,825       $29,278
Preferred dividends                                                  4,189         3,926        17,681        12,178
Extraordinary item                                                      68            --            68            --
Depreciation - real property                                        17,291        14,509        64,251        51,914
Unconsolidated adjustments                                              47            43           338           383
(Gain) loss on disposition of property and business               (  4,156)          969     (  26,241)        1,386
Minority Interest                                                    8,124         6,495        33,682        25,715
                                                                   -------     ---------        ------      --------
FFO (1)                                                            $37,135       $32,552      $136,604      $120,854
                                                                   =======       =======      ========      ========

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HOME PROPERTIES REPORTS FOURTH QUARTER AND YEAR END 2001 RESULTS
FOR IMMEDIATE RELEASE:  FRIDAY, FEBRUARY 8, 2002
PAGE 9



                                           HOME PROPERTIES OF NEW YORK, INC.
                                     SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
                              (in thousands, except share and per share data - Unaudited)


                                                                  THREE MONTHS ENDED              YEAR ENDED
                                                                       DECEMBER 31                 DECEMBER 31
                                                                       -----------                 -----------
                                                                   2001          2000          2001          2000
                                                                   ----          ----          ----          -----
Weighted average shares/units outstanding:
     Shares - basic                                              22,838.7      21,314.8      22,101.0      20,639.2
     Shares - diluted                                            23,029.4      21,412.4      22,227.5      20,755.7
     Shares/units -- basic(2)                                    38,849.5      37,261.3      37,980.0      35,998.3
     Shares/units - diluted                                      45,536.6      43,625.1      45,063.6      41,128.4
Per share/unit:
     Net income - basic                                            $.51          $.31          $2.12         $1.42
     Net income - diluted                                          $.50          $.31          $2.11         $1.41
     FFO - basic                                                   $.84          $.77          $3.12         $3.02
     FFO - diluted                                                 $.82          $.75          $3.03         $2.94



(1) FFO is defined as net income (calculated in accordance with generally accepted accounting principles) excluding gains or losses from sales of property and business, minority interest and extraordinary items plus depreciation from real property. Other similarly titled measures may not be calculated in the same manner.

(2) Basic includes common stock outstanding plus operating partnership units in Home Properties of New York, L.P., which can be converted into shares of common stock. Diluted includes additional common stock equivalents and Series A through E convertible cumulative preferred stock, which can be converted into shares of common stock.


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HOME PROPERTIES REPORTS FOURTH QUARTER AND YEAR END 2001 RESULTS
FOR IMMEDIATE RELEASE:  FRIDAY, FEBRUARY 8, 2002
PAGE 10



                                                    HOME PROPERTIES OF NEW YORK, INC.
                                                 SUMMARY CONSOLIDATED BALANCE SHEETS
                                     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA - UNAUDITED)

                                                                  DECEMBER 31, 2001           DECEMBER 31, 2000
                                                                  -----------------           -----------------
Real estate                                                              $2,135,078                  $1,895,269
Accumulated depreciation                                                   (201,564)                   (153,324)
                                                                        ------------                ------------
Real estate, net                                                          1,933,514                   1,741,945
Cash and cash equivalents                                                    10,719                      10,449
Cash in escrows                                                              39,230                      36,676
Accounts receivable                                                           8,423                      11,510
Prepaid expenses                                                             17,640                      13,505
Investment in and advances to affiliates                                     42,870                      45,048
Deferred charges                                                              5,279                       3,825
Other assets                                                                  6,114                       8,930
                                                                      -------------               -------------
Total Assets                                                             $2,063,789                  $1,871,888
                                                                         ==========                  ==========
Mortgage notes payable                                                  $   960,358                 $   832,783
Line of credit                                                               32,500                          --
Other liabilities                                                            59,748                      49,300
                                                                       ------------                ------------

Total liabilities                                                         1,052,606                     882,083

Minority interest                                                           341,854                     371,544
Series B convertible preferred stock                                         48,733                      48,733
Stockholders' equity                                                        620,596                     569,528
                                                                        -----------                ------------

Total liabilities and stockholders' equity                               $2,063,789                  $1,871,888
                                                                         ==========                  ==========

Total shares/units outstanding:

Common stock                                                              24,010.8                    21,565.7
Operating partnership units*                                              16,002.1                    15,854.5
Series A convertible cumulative preferred stock*                                --                     1,666.7
Series B convertible cumulative preferred stock*                           1,679.5                     1,679.5
Series C convertible cumulative preferred stock*                           1,983.5                     1,983.5
Series D convertible cumulative preferred stock*                             833.3                       833.3
Series E convertible cumulative preferred stock*                             949.4                       949.4
                                                                      ------------                ------------
                                                                          45,458.6                    44,532.6

*Potential common shares

                                      # # #

FOR FURTHER INFORMATION:

    David Gardner, Senior Vice President and Chief Financial Officer,
    (585) 246-4113
    Charis Copin, Vice President, Investor Relations, (585) 295-4237